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                        AMENDMENT NO. 13

                               TO

                PENNSYLVANIA POWER & LIGHT COMPANY

                   EMPLOYEE STOCK OWNERSHIP PLAN

	WHEREAS, Pennsylvania Power & Light Company ("Company") has adopted the Pennsylvania Power & Light Company Employee Stock Ownership Plan ("Plan") effective January 1, 1975; and
	WHEREAS, the Plan was amended and restated effective Janu-ary 1, 1987, and subsequently amended by Amendment Nos. 1, 2, 3,
4, 5, 6, 7, 8, 9, 10, 11 and 12; and
	WHEREAS, the Company desires to further amend the Plan;
	NOW, THEREFORE, the Plan is hereby amended as follows:
  I.	Effective as of the "Effective Time" as defined in the
Agreement and Plan of Exchange between Pennsylvania Power
& Light Company and PP&L Resources, Inc. the following sections of Articles I, II, IV, V, VII, X and XII are amended to read:
	1.1 The purpose of this Plan is (a) to provide for a portion of the present and future capital needs of the Company (b) to provide Employees some ownership of stock of PP&L Resources, Inc., substantially in proportion to their relative incomes, without requiring any reduction in pay or other employee bene-fits, or the surrender of any other rights on the part of Employ-ees, and (c) to invest primarily in the stock of PP&L Resources, Inc..

	2.12 "Dividend-based Contribution" shall mean the contribu-tion made by the Company or Resources in accordance with Section
4.4.

	2.30 "Resources" shall mean PP&L Resources, Inc. and its successors.

	2.33  "Stock" shall mean the common stock of Resources.

	4.4 Dividend-based Contribution. Commencing with the 1990 Plan Year, the Company or Resources may contribute to the Plan an amount determined at the sole discretion of the Company or Resources relating to the reduction in taxes arising out of the payment of dividends to participants and the contribution thereof to the Plan. The Dividend-based Contribution is in addition to contributions made pursuant to Sections 4.1, 4.2 and 4.3. All contributions by the Company are expressly conditioned upon their deductibility for federal income tax purposes.

	4.5 Investment in Stock. All TRASOP, PAYSOP, Dividend-based, and Matching Contributions may be in cash or in Stock; provided, however, that (a) if a Contribution is in cash, the Trustee shall use such Contribution to purchase Stock from Resources or others on or before the last day on which the Con-tribution could have been made under Section 4.1(c) and (b) if a Contribution is in Stock, the number of shares contributed will be determined by the Market Value of the Stock.

	5.3 Allocation of Earnings. Any dividends or other distri-butions on the Stock allocated to a Participant's Account shall be paid no later than 90 days after the close of the Plan Year to the Participant in cash either by the Trustee or directly by the Company or Resources.

	5.5 Maximum Allocation. The provisions of this Section shall be construed to comply with Section 415 of the Code.

	(a) Notwithstanding anything in this Article to the con-trary, in no event shall the sum of (1) any Company or Resources contributions and other employer contributions, (2) any forfei-tures and (3) the Participant's own contributions, if any, allo-cated for any Limitation Year to any Participant under this and any other defined contribution plan maintained by the Company or any 50% Affiliated Company, exceed the lesser of (A) $30,000 plus the lesser of $30,000 or the value of the Stock contributed to the Plan for such Plan Year or (B) twenty-five percent (25%) of any Participant's compensation for the Limitation Year. Amounts described in Sections 415(l) and 419A(d)(2) of the Code contri-buted for any Plan Year for the benefit of any Participant shall be treated as annual additions to the extent provided in such Sections.

	8.3 Reliance on Reports and Certificates. The members of the Employee Benefit Plan Board and the officers and directors of the Company and Resources shall be entitled to rely upon all valuations, certificates and reports made by the Trustee or by any duly appointed accountant, and upon all opinions given by any duly appointed legal counsel.

	8.5 Indemnification of the Employee Benefit Plan Board. Each member of the Employee Benefit Plan Board, the Administra-tive Committee, and each of their designees shall be indemnified by the Company against expenses (other than amounts paid in set-tlement to which the Company does not consent) reasonably incurred by him in connection with any action to which he may be a party by reason of the delegation to him of administrative functions and duties, except in relation to matters as to which he shall be adjudged in such action to be personally guilty of negligence or willful misconduct in the performance of his duties. The foregoing right to indemnification shall be in addi-tion to such other rights as the member of the Employee Benefit Plan Board, the Administrative Committee, and each of their desi-gnees may enjoy as a matter of law or by reason of insurance coverage of any kind. Rights granted hereunder shall be in addi-tion to and not in lieu of any rights to indemnification to which the member of the Employee Benefit Plan Board, the Administrative Committee and each of their designees may be entitled pursuant to the bylaws of the Company. Service on the Employee Benefit Plan Board shall be deemed in partial fulfillment of the Employee Benefit Plan Board member's function as an employee, officer and/or director of the Company or Resources, if he serves in such other capacity as well.

	10.1  Amendment.   The Plan and the Trust Agreement may be
amended or terminated at any time by or pursuant to action of the board of directors of Resources. In addition, the EBPB may make such amendments to the Plan as it deems necessary or desir-able except those amendments which substantially increase the cost of the Plan to the Company or significantly alter the bene-fit design or eligibility requirements of the Plan. Except as expressly provided elsewhere in the Plan, prior to the satisfac-tion of all liabilities with respect to the benefits provided under this Plan, no such amendment or termination shall cause any part of the monies contributed hereunder to revert to the Company or to be diverted to any purpose other than for the exclusive benefit of Participants and their beneficiaries. No amendment shall have the effect of retroactively depriving Participants of benefits already accrued under the Plan. Upon complete termina-tion of the Plan without establishment or maintenance of a suc-cessor plan (other than an employee stock ownership plan as defined in Section 4975(e)(7) of the Code), Participants may receive distribution of their Accounts. Amendments to the allo-cation formulas contained in Article V shall not be made more frequently than once every six months.

	10.2 Termination. The Plan and the Fund forming part of the Plan may be terminated or contributions completely discontinued at any time by or pursuant to action of the board of directors of Resources. In the event of a termination, partial termina-tion, or a complete discontinuance of contributions or in the event the Company is dissolved, liquidated, or adjudicated a bankrupt, the interest of the Participants, their estates and beneficiaries, shall be nonforfeitable and shall be fully vested, and distributions shall be made to them in full shares of Stock and cash in lieu of fractional shares based on the price at which the Trustee sells such Stock or the fair market value thereof.
When all assets have been paid out by the Trustee, the Fund shall cease. Any distribution after termination of the Plan may be made at any time, and from time to time, in whole or in part in full shares of Stock and cash in lieu of fractional shares based on the price at which the Trustee sells such Stock or the fair market value thereof; provided, however, that no Stock may be distributed to a Participant within seven years after the month in which such Stock was allocated to the Participant's Account except in the case of the Participant's retirement, Total Dis-ability, death or other termination of employment with the Com-pany. In making such distributions, any and all determinations, divisions, appraisals, apportionments and allotments so made shall be final and conclusive.

	10.3 Special Rule. In the event that the Plan is terminated in accordance with Section 10.2, unallocated amounts held in a suspense account described in Section 5.5 shall be allocated among Participants, subject to the limitations of Section 5.5, in the year of termination and amounts which cannot be allocated by reason of the limitations of Section 5.5 may be withdrawn from the Fund and returned to the Company or Resources.

	12.2 Source of Benefits. All benefits payable under the Plan shall be paid or provided for solely from the Fund, and neither the Company nor Resources assume liability or responsi-bility therefor.

	12.5 Incapacity. If the Employee Benefit Plan Board deems any Participant who is entitled to receive payments hereunder incapable of receiving or disbursing the same by reason of age, illness or infirmity or incapacity of any kind, the Employee Benefit Plan Board may direct the Trustee to apply such payment directly for the comfort, support and maintenance of such Partic-ipant or to pay the same to any responsible person caring for the Participant as determined by the Employee Benefit Plan Board to be qualified to receive and disburse such payments for the Par-ticipant's benefit, and the receipt of benefit such person shall be a complete acquittance for the payment of benefit. Payments pursuant to this Section 12.5 shall be complete discharge to the extent thereof of any and all liability of the Company, Resources, the Employee Benefit Plan Board, the Administrative Committee (if any), the Trustee, and the Fund.

	12.7 Voting Stock. A Participant or a beneficiary may, in accordance with procedures adopted by the Employee Benefit Plan Board, instruct the Trustee as to the voting of the shares of Stock credited to his Account as of the end of the Plan Year preceding the record date for any shareholders' meeting. Full shares of Stock shall be voted by the Trustee in accordance with such instructions. Fractional shares shall be combined and voted by the Trustee to the extent possible to reflect the instructions of Participants credited with such shares. Before each meeting of the shareholders of Resources or other occasion permitting the exercise of voting rights with respect to Stock, the Employee Benefit Plan Board shall cause the proxy materials which are sent to shareholders of record of Resources to be sent to each Par-ticipant who has shares of Stock credited to his Account on or before the record date for the exercise of such rights.

	12.9 Put Option. In the event the Stock is ever not readily tradeable on an established market (whether or not the Plan is an employee stock ownership plan at such time), the Company or Resources shall issue a "put option" to each Participant or Bene-ficiary receiving a distribution of Stock from the Plan. Such put option shall permit the Participant or Beneficiary to sell such Stock to the Company or Resources, at any time during two option periods (described below), at the then fair-market value, as determined by an independent appraiser (as defined in Section 401(a)(28) of the Code). The first put option period shall be a period of 60 days commencing on the date the Stock is distributed to the Participant or Beneficiary. If the put option is not exercised within that period, it will temporarily lapse. Upon the close of the Plan Year in which such temporary lapse of the put option occurs, the Employee Benefit Plan Board shall estab-lish the value of the Stock, as determined by an independent appraiser, and shall notify each distributee who did not exercise the initial put option prior to its temporary lapse in the pre-ceding Plan Year of the revised value of the Stock. The second period during which the put option may be exercised shall com-mence on the date such notice of revaluation is given and shall permanently terminate 60 days thereafter. The Trustee may be permitted by the Company to purchase Stock tendered to the Com-pany or Resources under a put option. At the option of the Com-pany, Resources or the Trustee, as the case may be, the payment for Stock sold pursuant to a put option shall be made in the following forms:

	(a) in substantially equal annual installments commencing within 30 days from the date of the exercise of the put option and over a period not exceeding five years, with interest payable at a reasonable rate on any unpaid installment balance, with adequate security provided, and without penalty for any prepay-ment of such installments; or

	(b) in a lump sum as soon as practicable after the exercise of the put option.

	The Trustee, on behalf of the Trust, may offer to purchase any shares of Stock (which are not sold pursuant to a put option) from any former Participant or Beneficiary, at any time in the future, at their then fair-market value as determined by an inde-pendent appraiser.

	12.10 Compliance with Rule 16b-3. With respect to Partici-pants subject to Section 16 of the Securities Exchange Act of 1934, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Board of Directors, the board of directors of Resources or Employee Benefit Plan Board involving such a Participant is deemed not to comply with an applicable condition of Rule 16b-3, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board of Directors, the board of directors of Resources or Employee Benefit Plan Board.

 II.	Except as provided for in this Amendment No. 13, all other
provisions of the Plan shall remain in full force and effect.
	IN WITNESS WHEREOF, this Amendment No. 13 is executed this _____ day of October, 1994.
                              PENNSYLVANIA POWER & LIGHT COMPANY


                                    /s/ John M. Chappelear
                              By:_______________________________
                                 John M. Chappelear
                                 Vice President-Investments &
                                 Pensions